      As filed with the Securities & Exchange Commission on August 20, 1999
                                                Registration No. 333-______

                       Securities & Exchange Commission
                             Washington, D.C. 20549

                                    FORM S-8
             Registration Statement Under The Securities Act of 1933

                           SOUTHFIRST BANCSHARES, INC.
                           ---------------------------
             (Exact name of registrant as specified in its charter)

          Delaware                                             63-1121255
          --------                                             ----------
(State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                        Identification Number)

                             126 North Norton Avenue
                            Sylacauga, Alabama 35150
                            ------------------------
                    (Address of principal executive offices)

                      1998 STOCK OPTION AND INCENTIVE PLAN
                      ------------------------------------
                            (Full Title of the Plan)

                                DONALD C. STROUP
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             126 NORTH NORTON AVENUE
                            SYLACAUGA, ALABAMA 35150
                                 (256) 245-4365
                         ------------------------------
                 (Name, address and telephone number, including
                        area code, of agent for service)

                         ------------------------------

                              Copies Requested to:

                              W. Thomas King, Esq.
                            Smith, Gambrell & Russell
                            Suite 3100, Promenade II
                            1230 Peachtree Road, N.E.
                           Atlanta, Georgia 30309-3592
                                 (404) 815-3678

                         ------------------------------

                         CALCULATION OF REGISTRATION FEE

  Title of                                               Proposed                       Proposed
 Securities                    Amount                     Maximum                        Maximum                     Amount of
    to be                       to be                  Offering Price                   Aggregate                   Registration
 Registered                  Registered                Per Share (1)                Offering Price (1)                  Fee
-----------                  ----------                --------------               ------------------              -----------
Options and
underlying shares             63,361                       $12.25                         $776,172                    $215.00
of Common Stock               Shares

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low prices of the Common Stock on the American Stock Exchange on August 19, 1999.

                                     PART II


               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

         The documents listed below are hereby incorporated by reference into this Registration Statement, and all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents:

         (a) the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1998;

         (b) the Company's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1999;

         (c) the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999; and

         (d) the Company's Registration Statement on Form 8-A, as declared effective by the Securities and Exchange Commission on February 22, 1995, to register the Company's Common Stock, $.01 par value per share, under Section 12(b) of the Securities and Exchange Act of 1934, as amended, which Registration Statement contains a description of the Common Stock.

Item 4.  Description of Securities.

         No response is required to this item.

Item 5.  Interests of Named Experts and Counsel.

         No response is required to this item.

Item 6.  Indemnification of Officers and Directors.

         Certificate of Incorporation. The Company's Amended and Restated Certificate of Incorporation (the "Certificate") provides that, except with respect to a matter as to which any person shall have been adjudicated in any proceeding not to have acted in good faith or in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, all persons shall be entitled to be indemnified by the Company to the fullest extent permitted by Delaware General Corporation law against any and all expenses incurred in connection with any proceeding in which any such person is involved as a result of serving or having served (a) as a director, officer, employee or agent of the Company, or (b) as a director, officer, employee, agent, partner or trustee of any other corporation, organization, partnership, joint venture, trust or other entity at the request or direction of the Company.

         In the event of a threatened, pending or completed action or suit by or in the right of the Company, such person shall be indemnified if such person is successful on the merits or if such person acted in good faith in the transaction which is the subject of the suit or action, or in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company, including the taking of any and all actions in connection with the Company's response to any tender offer or any offer or proposal of another party to engage in a business combination not approved by the Board of Directors. However, such person shall not be indemnified in respect of any claim, issue or matter as to which such person has been adjudged liable to the Company unless (and only to the extent that) the court in which the suit was brought shall determine, upon application, that despite the adjudication but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

         In the case of a threatened, pending or completed suit, action or proceeding (whether civil, criminal, administrative or investigative), other than a suit by or in the right of the Company (hereafter referred to as a nonderivative suit), such person shall not be indemnified unless such person is successful on the merits or acted in good faith in the transaction and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, including the taking of any actions in connection with the Company's response to any tender offer or any offer or proposal of any party to engage in a business combination not approved by the Board of Directors or with respect to any criminal action such person had no reasonable cause to believe was unlawful.

         No person shall be indemnified for expenses, penalties or other payments incurred in connection with an administrative proceeding or action instituted by a federal or state regulatory authority that results in a final order assessing civil monetary penalties or requiring such person to make payments to the Company. The Certificate provides that no director will be personally liable to the Company or its shareholders for monetary damages for breach of any fiduciary duty as a director other than (i) a breach of the director's duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, (iii) any transaction from which the director derives any improper personal benefit, or (iv) acts specified under Section 174 of the General Corporation Law of Delaware.

         Delaware Corporate Law. Section 145 of the General Corporation Law of the State of Delaware provides generally that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he/she is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him/her in connection with such action, suit or proceeding if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his/her conduct was unlawful.

         Plan Administrators. Pursuant to the terms of the Plan, the Company has agreed to indemnify directors who serve as members of the committee responsible for administering the Plan.

         Insurance. The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of the Certificate.

Item 7.  Exemption From Registration Claimed.

         No response to this Item is required.

Item 8.  Exhibits.

         The following exhibits are filed with this Registration Statement.

         Exhibit
         Number     Description of Exhibit
         -------    ----------------------

          4.1       -   Registrant's 1998 Stock Option and Incentive Plan, as Amended and Restated.

          4.2       -   Form of Stock Option Agreement.

          5.1       -   Opinion of Smith, Gambrell & Russell, LLP.

         23.1       -   Consent of Jones & Kirkpatrick, P.C.

         23.1.1     -   Consent of KPMG Peat Marwick LLP.

         23.2       -   Consent of Smith, Gambrell & Russell, LLP (contained in their opinion filed as
                        Exhibit 5.1).

Item 9.  Undertakings.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sylacauga, State of Alabama, on this 23rd day of June, 1999.

                        SOUTHFIRST BANCSHARES, INC.


                        By:  /s/ Donald C. Stroup
                             ------------------------------------------------
                             Donald C. Stroup
                             President and Chief Executive Officer
                             (Principal Executive Officer)


                        By:  /s/ Joe K. McArthur
                             ------------------------------------------------
                             Joe K. McArthur
                             Executive Vice President, Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald C. Stroup and Joe K. McArthur, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him, in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

      Signature                                 Title                         Date
      ---------                                 -----                         ----

/s/ Donald C. Stroup               President and Chief Executive         June 23, 1999
---------------------              Officer
Donald C. Stroup


/s/ Joe K. McArthur                Executive Vice President,             June 23, 1999
---------------------              Chief Financial Officer,
Joe K. McArthur                    Secretary, Treasurer and
                                   Director


                    [Signatures continued on following page]


/s/ H. David Foote, Jr.            Director                              June 23, 1999
-----------------------------
H. David Foote, Jr.


/s/ John T. Robbs                  Director                              June 23, 1999
-----------------------------
John T. Robbs


/s/ Allen Gray McMillan, III       Director                              June 23, 1999
-----------------------------
Allen Gray McMillan, III


/s/ Charles R. Vawter, Jr.         Director                              June 23, 1999
-----------------------------
Charles R. Vawter, Jr.


/s/ J. Malcomb Massey              Director                              June 23, 1999
-----------------------------
J. Malcomb Massey


/s/ Bobby R. Cook                  Director                              June 23, 1999
-----------------------------
Bobby R. Cook

                                  EXHIBIT INDEX


Exhibit
Number                                      Description of Exhibit
-------                                     ----------------------


 4.1                          Registrant's 1998 Stock Option and Incentive Plan, as Amended and Restated.

 4.2                          Form of Incentive Stock Option Agreement.

 5.1                          Opinion of Smith, Gambrell & Russell, LLP.

23.1                          Consent of Jones & Kirkpatrick, P.C.

23.1.1                        Consent of KPMG Peat Marwick LLP